As filed with the Securities and Exchange Commission on March 23, 2026

Registration No. 333-272196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exact Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-0478229
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

(224) 667-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Wenner

Vice President and Treasurer

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

(224) 667-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David K. Lam Ahsan M. Barkatullah Wachtell, Lipton, Rosen & Katz 51 W 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were registered but unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Exact Sciences Corporation, a Delaware corporation (the “Registrant”), relates to the registration statement on Form S-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant on May 25, 2023 (Registration No. 333-272196), pertaining to the registration of an indeterminate amount of common stock, preferred stock, debt securities, warrants and rights of the Registrant.

On March 23, 2026, the Registrant was acquired by Abbott Laboratories, an Illinois corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of November 19, 2025 (the “Merger Agreement”), by and among Parent, the Registrant, and Badger Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a direct, wholly owned subsidiary of Parent.

As a result of the Merger, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abbott Park, State of Illinois, on March 23, 2026.

Exact Sciences Corporation

By:	/s/ James R. Wenner
James R. Wenner
Vice President and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.